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                                                                     EXHIBIT 4.5

                               AMENDMENT NO. 1 TO

                                RIGHTS AGREEMENT


         This Amendment No. 1 (this "Amendment") to the Rights Agreement dated as of this 26th day of February, 2001, by and among R.H. Donnelley Corporation, a Delaware corporation ("RHD"), First Chicago Trust Company of New York, as Rights Agent (the "Initial Agent"), and The Bank of New York, as successor Rights Agent (the "Successor Agent").

                                    RECITALS

         WHEREAS, RHD and the Initial Agent entered into that certain Rights Agreement dated October 27, 1998 (the "Rights Agreement");

         WHEREAS, RHD has notified the Initial Agent in writing that it no longer will contract with the Initial Agent for transfer agent services effective on or about February 26, 2001;

         WHEREAS, RHD has notified the Initial Agent in writing that it has elected to terminate the Initial Agent as Rights Agent under the Rights Agreement effective as of February 26, 2001 (the "Effective Date"); and

        WHEREAS, RHD has notified the Successor Agent (with a copy to the Initial Agent) that it has been appointed as Successor Rights Agent under the Rights Agreement and Successor Agent has accepted such appointment;

         NOW, WHEREFORE, in consideration of the mutual covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. As of the Effective Date, Initial Agent will be removed as Rights Agent under the Rights Agreement and Successor Agent will be substituted as successor Rights Agent. From and after the Effective Date, any and all references in the Rights Agreement to (a) the Initial Agent shall be read to refer to the Successor Agent and (b) to the Rights Agent shall refer to the Successor Agent, as Rights Agent under the Rights Agreement.

         2. As of the Effective Date, all rights, entitlements, obligations, duties, and liabilities of the Rights Agent under the Rights Agreement shall be assumed by Successor Agent and Initial Agent shall have no such rights, entitlements, obligations, duties, and liabilities of the Rights Agent thereafter.

         3. Except with respect to their respective rights to enforce the obligations set forth herein, RHD and Initial Agent hereby permanently and forever discharge and release each other, their affiliates, successors and assigns with respect to any and all liabilities, claims, debts, damages and rights of action that they ever may have had, have, or ever will have against the other, whether currently known or unknown, whether or not currently accrued, in connection with the Rights Agreement or Initial Agent's service as Rights Agent thereunder.

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        4. Section 20(c) of the Agreement is hereby amended by adding at the end of the first sentence the following: "; provided, however, that the Rights Agent shall not be liable for indirect, special, consequential or punitive damages."


         5. Section 32 of the Agreement is hereby amended by adding the following two sentences at the end of that Section. "The parties agree that all actions and proceedings arising out of this Agreement or any of the transactions contemplated hereby, shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waive all right to trial by jury in any action proceeding or counterclaim arising out of this agreement or the transactions contemplated hereby."

         6. Except as amended hereby, the Rights Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

         7. This Amendment and the performance of the parties hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of New York.

         8. This Amendment may be executed in multiple counterparts. Each such counterpart shall be an original and all together shall constitute but one and the same Amendment.



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         IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Rights Agreement on the date set forth herein.

R.H. DONNELLEY CORPORATION

By:  /s/ Robert J. Bush
     --------------------------
         Name: Robert J. Bush
         Title: Vice President and General Counsel


FIRST CHICAGO TRUST COMPANY OF NEW YORK


By:  /s/ Christopher Coleman
     --------------------------
         Name: Christopher Coleman
         Title: Senior Account Officer


THE BANK OF NEW YORK


By:  /s/ Alexander Pabon
     --------------------------
         Name: Alexander Pabon
         Title: Assistant Vice President



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